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Exhibit 11.1

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(dollars in thousands, except for per share data)

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

                                           Three Months Ended          Year Ended
                                          12/31/94    12/31/93    12/31/94    12/31/93
EARNINGS PER SHARE

   Weighted average shares outstanding  16,506,140  15,914,931  16,394,974  15,842,510

   Net income per share                       $.43        $.50       $1.72       $1.68

PRIMARY EARNINGS PER SHARE

   Weighted average shares outstanding  16,506,140  15,914,931  16,394,974  15,842,510
   Dilutive stock options                  158,648      99,115     220,770      97,908
                                        16,664,788  16,014,046  16,615,744  15,940,418

   Net income per share                       $.43        $.50       $1.69       $1.67

FULLY DILUTED EARNINGS PER SHARE

   Weighted average shares outstanding  16,506,140  15,914,931  16,394,974  15,842,510
   Dilutive stock options                  164,990     102,904     220,770     102,904
                                        16,671,130  16,017,835  16,615,744  15,945,414

   Net income per share                       $.43        $.50       $1.69       $1.67

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